Exhibit 99.1
AVANIR ANNOUNCES FISCAL 2008 FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS
*REAFFIRMS ZENVIA PBA CLINICAL PROGRAM GUIDANCE*
*ANNOUNCES INITIAL RESPONSE FROM FDA REGARDING PAIN SPA REQUEST*
ALISO VIEJO, Calif., December 15, 2008 — Avanir Pharmaceuticals (NASDAQ: AVNR) today reported unaudited financial results for the three and twelve months ended September 30, 2008.
For fiscal 2008, Avanir reported a net loss from continuing operations of $15.9 million, or $0.27 per share, compared with a net loss of $28.4 million, or $0.72 per share, for fiscal 2007. Net revenues from continuing operations for fiscal 2008 were $7.0 million, compared with $9.2 million for fiscal 2007. Total operating expenses from continuing operations were $24.7 million in fiscal 2008, compared with $33.9 million in fiscal 2007. In addition, cash used in continuing operations during fiscal 2008 was $16.5 million, compared to $43.1 million in fiscal 2007. Cash used in continuing operations decreased in fiscal 2008 as compared to the prior year primarily from our overall reduction in operating costs due to the restructuring and significant organizational changes that were implemented and completed near the end of fiscal 2007.
For the fourth quarter of fiscal 2008, Avanir reported a net loss from continuing operations of $5.2 million, or $0.07 per share, compared with a net profit from continuing operations of $320,000, or $0.01 per share, for the same period in fiscal 2007. The net profit from the fourth quarter of fiscal 2007 was primarily driven by favorable variances in research and development expenses. Net revenues from continuing operations for the fourth quarter of fiscal 2008 were $1.2 million, compared with $2.9 million for the same period in fiscal 2007. Total operating expenses from continuing operations were $6.7 million in the fourth quarter of fiscal 2008, compared with $2.7 million in the comparable fiscal 2007 period. In addition, cash used in continuing operations during the fourth quarter of fiscal 2008 was $4.3 million, compared to $7.9 million of cash used in continuing operations in the fourth quarter of fiscal 2007.
“I am very pleased with the significant progress we made toward our clinical and financial objectives in fiscal 2008,” said Keith Katkin, Avanir‘s President and CEO. “Our overarching objectives in 2008 were to advance our Zenvia™ (dextromethorphan/quinidine) Phase III development programs in pseudobulbar affect (PBA) and neuropathic pain, while carefully conserving our cash resources. In PBA, our clinical team exceeded our expectations for rapid patient enrollment, with approximately 75% of patients currently enrolled in our confirmatory Phase III study. We continue to expect the pivotal top-line data during the third quarter of 2009. In neuropathic pain, we reformulated Zenvia to enhance its safety and tolerability and submitted a Special Protocol Assessment request to the FDA in September. Having received their initial response, we are now engaged in a positive dialogue with the FDA regarding the design of neuropathic pain Phase III studies and overall program requirements. Earlier this year, we strengthened our balance sheet by raising approximately $40 million in an equity offering and subsequently paid off our remaining debt early to secure $1.2 million in savings. We now find ourselves well positioned with enough cash on the books to fund operations through the expected FDA approval decision for PBA in the second half of 2010, thus eliminating the need to access the capital markets during these volatile times. For Avanir, 2009 is shaping up to be a year of important catalysts as we wrap up clinical development and generate the data necessary to seek regulatory approval for Zenvia in the PBA indication.”
FISCAL 2008 HIGHLIGHTS AND SUBSEQUENT EVENTS:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Reformulated Zenvia into a new lower quinidine dose version intended to enhance safety and tolerability while maintaining significant efficacy

•	Utilized pharmacokinetic and pharmacodynamic models to simulate the likely safety and efficacy profile of the new lower dose Zenvia formulation in a clinical trial

•	Clarified a regulatory path forward for Zenvia by negotiating a Special Protocol Assessment (SPA) agreement with the FDA covering the design, conduct, and analysis of a single confirmatory Phase III trial

•	Enrolled the first patient into the confirmatory Phase III STAR trial only eight weeks after receiving notification of the SPA approval from the FDA

•	Enrolled approximately 75% of the targeted number of PBA patients into the confirmatory Phase III STAR trial as of December 2008

•	Reaffirmed guidance that patient enrollment is expected to be completed during the first calendar quarter of 2009 and top-line data is expected during the third calendar quarter of 2009
Zenvia in Neuropathic Pain
•	Completed a large, formal pharmacokinetic study where two new Zenvia dosing regimens, designed to provide an improved cardiac risk profile and enhanced tolerability, were selected for the next Phase III study

•	Submitted a Zenvia Phase III DPN pain study protocol and related program questions to the FDA under the SPA process in September 2008

•	Received an initial response regarding the proposed study protocol and the Company is currently engaged in positive discussions with the FDA regarding the design of the next Phase III study and overall program requirements
COMPANY OPERATIONS
•	Received a new patent for Zenvia from the European Patent Office (EPO) that extends the period of commercial exclusivity in Europe into 2023

•	Completed a $40 million equity offering that gave the Company the financial resources expected to be necessary to complete the clinical development and regulatory review processes of the Zenvia PBA program

•	Accelerated repayment of promissory notes issued in connection with the 2006 acquisition of Alamo Pharmaceuticals, resulting in an estimated savings of approximately $1.2 million in principal and interest payments

•	Reduced cash burn from operations (excluding financing activities and debt repayment) for fiscal 2008 to $19.8 million from the initial estimated range of $25 to $27 million

•	Reaffirmed that the Company believes it has sufficient capital to fund operations through the expected FDA approval decision date for the Zenvia PBA indication, which is projected for the second half of calendar year 2010
BALANCE SHEET HIGHLIGHTS
As of September 30, 2008, Avanir had cash and investments in securities totaling $42.2 million, including cash and cash equivalents of $41.4 million and restricted investments in securities of $857,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir‘s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir‘s website for 30 days, and a telephone replay will be available through December 20, 2008, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 75538394.
About Zenvia
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of PBA and diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com, and for more information about the Agency’s SPA process, see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2008, Avanir announced successfully meeting all primary endpoints in a Phase III study of Zenvia in DPN pain. In May 2008, the Company released top-line results of a formal PK study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication.
About Avanir
Avanir Pharmaceuticals is focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir‘s lead product candidate, Zenvia, is being developed for the treatment of PBA and DPN pain. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that any new doses of Zenvia for PBA or DPN pain will be safe and effective, that any additional Phase III trial for Zenvia will be successful or that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet clinical development timelines, that the Company will be able to achieve targeted levels of expenditures or that the Company will be able to secure additional worldwide intellectual property protection for its Zenvia patent portfolio. There can be no assurances that Zenvia clinical development programs for indications other than PBA will move forward without additional capital or partnerships. There can also be no assurance that the proceeds from the Company’s April 2008 offering of common stock and warrants will be sufficient to fund our clinical trials to completion as expected or to fund operations through the expected timing of an approval decision from the FDA. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700